Exhibit 5.5
[Letterhead of Tzangas, Plakas, Mannnos & Raies, Ltd.]
April 20, 2011
UCI Holdings Limited
UCI International, Inc.
ASC Industries, Inc.
14601 Highway 41 North
Evansville, Indiana 47725
     We have acted as counsel for ASC Industries, Inc. (“ASC”), an Ohio corporation, in connection with an offer to exchange (the “Exchange Offer”) by UCI International, Inc., a Delaware corporation (“UCI International”) Four Hundred Million Dollars ($400,000,000) aggregate principal amount of its 8.625% Senior Notes due 2019 (the “Exchange Notes”) which are being registered under the Securities Act of 1933, as amended (the “Act”), for its existing 8.625% Senior Notes due 2019 (the “Old Notes”), as described in the Registration Statement on Form F-4 relating to the Exchange offer (as amended or supplemented, the “Registration Statement”), initially filed with the U.S. Securities and Exchange Commission (the “Commission”). The Old Notes were initially issued and sold pursuant to that certain Purchase Agreement, as amended, dated January 11, 2011, among Uncle Acquisition 2010 Corp., a Delaware corporation (“Acquisition Co.”), UCI Holdings Limited, a New Zealand limited liability company (“UCI Holdings”), UCI Acquisition Holdings (No. 1) Corp., a Delaware corporation (“Holdings No. 1”), UCI Holdings Acquisition (No. 2) Corp., a Delaware corporation (“Holdings No. 2”), and Credit Suisse Securities (USA) LLC (“Credit Suisse”), as representative of the Purchasers (the “Purchase Agreement”); that certain Joinder to the Purchase Agreement dated January 26, 2011 (the “Purchase Joinder Agreement”), among UCI International, the Merger Date Guarantors (as defined in the Purchase Agreement)and Credit Suisse, as the representative of the Purchasers; that certain Registration Rights Agreement dated January 26, 2011, among Acquisition Co., Credit Suisse, as representative of the Purchasers, UCI Holdings, Holdings No. 1, and Holdings No. 2 (the “Registration Rights Agreement”); that certain counterpart to the Registration Rights Agreement dated January 26, 2011 (the “Registration Rights Joinder Agreement”) among UCI International, the Merger Date Guarantors and Credit Suisse; that certain Indenture dated January 26, 2011 (the “Indenture”) among Acquisition Co., the Pricing Guarantors (as defined in the Purchase Agreement) and Wilmington Trust FSB, as Trustee (the “Trustee”); and that certain Supplemental Indenture dated January 26, 2011 (the “Supplemental Indenture among UCI International, the Merger Date Guarantors, and the Trustee. The Exchange Notes will be issued pursuant to the Indenture in exchange for the Notes.

April 20, 2011

     In connection with this opinion, we have examined originals or copies, certified or otherwise authenticated, to our satisfaction, of the following documents and corporate records:
     (a) the Registration Statement;
     (b) the Indenture;
     (c) the Supplemental Indenture;
     (d) a copy of ASC’s Code of Regulations, (the “ASC Code of Regulations”), as continuing in effect;
     (e) a Certificate from the Secretary of State of Ohio dated April 19, 2011, with respect to the status of ASC as a corporation in good standing under the laws of the State of Ohio;
     (f) a copy of the Resolution adopted by unanimous written consent of all of the members of the Board of Directors of ASC on or about January 26, 2011;
     (g) a copy of the Resolution adopted by written consent of the sole shareholder of ASC on or about January 26, 2011;
     (h) a copy of the Resolution adopted by written consent of the sole shareholder of ASC on or about January 26, 2011; and
     (i) such other corporate and organizational documents and records of ASC, and such other Certificates and representations as to factual matters of public officials and officers of ASC, and such other documents as we have deemed necessary or appropriate for the purpose of rendering this Opinion.
     The opinions expressed herein are premised upon the following assumptions, to the extent relevant to the opinions expressed: (a) all records and documents examined by us in preparation of this Opinion are complete, authentic and accurate; (b) all documents submitted to us as copies in connection with this Opinion conform to the originals thereof; (c) no action has been taken that amends, revokes or terminates any of the documents or records that we have reviewed; (d) all signatures contained in such documents or records are genuine signatures of parties purporting to have signed the same; (e) all natural persons signing such documents and records had, at the time of such signing, full legal capacity to sign and deliver said documents; (f) the Indenture and Supplemental Indenture are the legal, valid and binding obligations of each of the parties thereto (other than ASC), enforceable against each such party in accordance with the terms thereof; (g) each of the parties to the Indenture and Supplemental Indenture (other than ASC), has been duly incorporated and/or organized, as applicable, and is validly existing under the laws of the jurisdiction in which each such party is incorporated in or organized, as applicable; (h) each of the parties to the Indenture and Supplemental Indenture (other than ASC) has all requisite legal power and authority to enter

April 20, 2011

into and perform the Indenture and Supplemental Indenture to which each is a party; (i) the execution, delivery and performance of the Indenture and Supplemental Indenture by each of the parties thereto (other than ASC), has been duly authorized by each such party, and the Indenture and Supplemental Indenture have been duly executed and delivered by each of the parties thereto (other than ASC); and (j) with respect to all of the parties to the Indenture and Supplemental Indenture (other than ASC), the execution, delivery and/or performance by each such party of the Indenture and Supplemental Indenture to which such party is a party, will not: (i) violate any provision of law applicable to such party; (ii) violate any provision of the charter or governing documents of such party; (iii) violate any order, judgment or decree of any court or other agency of government binding on such party; (iv) constitute a tortious interference with any contractual obligation binding on such party; or (v) conflict with, result in a breach of, constitute (with or without notice or lapse of time or both) a default under, or require the termination of any contractual obligation of, such party.
     Our opinion in paragraph 1, below relating to the incorporation, valid or legal existence or good standing of ASC under the laws of the State of Ohio are based solely upon the above-referenced Ohio Secretary of State’s Certificate of Good Standing.
     With respect to other factual matters, we have relied exclusively upon the facts provided to us by ASC, and the representations and warranties contained in the Indenture and Supplemental Indenture.
     In rendering our opinions, we have not conducted any investigation of the types of businesses or activities in which ASC engages, or the manner in which it conducts its respective business. Accordingly, our opinions are expressly limited to laws or governmental regulations of general applicability to corporations and other business entities. We are not expressing any opinion concerning any legal issue arising under: (i) any statute, rule, regulation, or other law relating to any securities, commodity, or other future, pension, employee benefit, anti-trust, unfair competition, fraudulent transfer, fraudulent conveyance, environmental, land use, sub-division, tax, copyright, trade mark or other intellectual property, racketeering, health, safety, labor, forfeiture or criminal matter, or any filing, notice, or fiduciary requirement (except as otherwise set forth herein); (ii) the statutes and ordinances, the administrative decisions, and the rules and regulations of counties, towns, cities, municipalities and special political divisions (whether created or enabled through legislative action at the federal, state or regional level); or (iii) any judicial decisions to the extent that they deal with any of the foregoing.
     In each place where the phrase “to our knowledge” or similar language appears, such reference is based solely upon: (i) the documents expressly referred to herein; and (ii) the actual knowledge of the attorneys in this office who have, devoted substantive attention to the transactions contemplated by the Purchase Joinder Agreement, Registration Joinder Agreement and Supplemental Indenture.

April 20, 2011

     Although we have premised our opinions upon the assumptions stated above, and have neither independently investigated nor attempted to verify or establish the accuracy of such matters, nothing is actually known by us leading us to question the accuracy of such assumptions.
     Based upon and subject to the foregoing, and upon such further investigation of law as we have deemed necessary, and subject to the qualifications, exceptions, limitations and further assumptions set forth below, we are of the opinion that:
1)	ASC has been duly incorporated and is validly existing and is in good standing under the laws of the State of Ohio.

2)	ASC has the requisite corporate power and authority to execute, deliver and perform its guarantee obligations with respect to the Exchange Notes under Article X of the Indenture and the Supplemental Indenture and to conduct its business and to own, lease and operate its properties.

3)	The execution, delivery and performance of the Supplemental Indenture by ASC has been duly authorized by all necessary corporate and other action on the part of ASC. The Supplemental Indenture has been duly executed and delivered by ASC.

4)	ASC’s guarantee obligations with respect to the Exchange Notes under Article X of the Indenture and the Supplemental Indenture constitute the legally valid and binding obligations of ASC and are enforceable against ASC in accordance with their terms.

5)	The execution and delivery of the Supplemental Indenture, and the performance of the terms and conditions thereof, by ASC does not conflict with, result in a breach or violation of, or constitute a default under, any of the terms, conditions or provisions of: (i) the Certificate of Incorporation or the Code of Regulations; (ii) the laws of the State of Ohio, or any United States federal laws; or (iii) any order, injunction, or decree of any court, governmental authority, or arbitration award in the State of Ohio.

6)	Generally, the courts of the State of Ohio, in the past, have enforced provisions similar to those provisions in the Indenture and Supplemental Indenture which provide that the validity, construction, and enforceability of such documents will be governed by the laws of the State of New York.
     The foregoing opinions are subject to the following further assumptions, limitations, qualifications and exceptions: (a) our opinions are subject to: (i) applicable bankruptcy, insolvency, avoidance, reorganization, moratorium or similar laws affecting the rights of creditors generally; and (ii) general principles of equity, regardless of whether considered in a proceeding in equity or at law; (b) we express no opinion as to whether the Indenture and/or

April 20, 2011

Supplemental Indenture are enforceable by means of specific performance; (c) we express no opinion with respect to any provision in the Indenture and/or Supplemental Indenture purporting to allow the collection of liquidated damages, attorney fees, and other costs and expenses of enforcement and administration; and (d) we express no opinion as to the validity, binding effect, enforceability or performance of any provision in the Indenture and/or Supplemental Indenture, to the extent that such provision (i) provides the delay in enforcing any rights will not operate as a waiver thereof; (ii) attempts to modify or waive any notice arising under the laws of the State of Ohio or any Constitutional rights of any person; (iii) provides for the establishment of evidentiary standards; (iv) provides that a waiver must be in writing; (v) provides for waiver of objections to venue or statute of limitations; (vi) purports to exculpate any party from its own negligent acts or otherwise limit any party from certain liabilities; (vii) attempts to modify or waive any defenses any party may have, either at law or in equity, except as authorized or permitted by applicable law; (viii) purports to waive any remedies that any party may have, either at law or in equity; or (ix) purports to provide that any court shall have exclusive jurisdiction over any dispute among the parties.
     Except as expressly stated in this paragraph, the opinions expressed herein are solely limited to the laws of the State of Ohio and the United States federal laws. We express no opinion as to the effect or applicability of the laws of any other jurisdictions, including but not limited to the State of New York. We express no opinion as to the applicability, inapplicability, or affect of any United States federal, state, local and foreign tax laws or elections. To the extent the laws of the State of Ohio govern the matters as to which the opinions expressed herein are rendered, you may rely on our opinions with respect to the law of the State of Ohio. We express no opinion as to whether the laws of the State of Ohio are construed or applied with the same effect as the laws of any other state, including but not limited to the State of New York.
     This opinion is limited to the matters expressly stated herein. We understand that you will rely as to matters of Ohio law upon this opinion in connection with the matters set forth herein. In addition, we understand that Debevoise & Plimpton LLP (“Debevoise”) will rely as to matters of Ohio law upon this opinion in connection with an opinion to be rendered by it relating to the Company. In connection with the foregoing, we hereby consent to your and Debevoise’s relying as to matters of Ohio law upon this opinion.
     This opinion is rendered to you as the date hereof, and is not to be deemed to have been reissued by and subsequent delivery is permitted above, and we assume no obligation to advise you or any other person hereafter with regard to any changes after the date of effectiveness of the Registration Statement, and the circumstances of the law that may bear on the matters set forth herein, even though such change may affect the legal analysis or a legal conclusion or other matters in this opinion.
     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.5 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission.

April 20, 2011

Very truly yours,
/s/ Gary A. Corroto

Gary A. Corroto
Tzangas, Plakas, Mannos & Raies, Ltd.